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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                               ------------------------

                                       FORM 8-K

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): November 13, 1998


                                  AVANT! CORPORATION
               (Exact name of registrant as specified in its charter)


           Delaware                   0-25864                 94-3133226
           --------                   -------                 ----------
 (State or other jurisdiction       (Commission            (I.R.S. Employer
       of incorporation)            File Number)         Identification No.)


                  46871 Bayside Parkway, Fremont, California  94538
             (Address of principal executive offices, including zip code)

         Registrant's telephone number, including area code:  (510) 413-8000

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On November 13, 1998, Avant! Corporation, a Delaware corporation ("Avant!"), acquired interHDL, Inc., a California corporation ("interHDL"), by the statutory merger (the "Merger") of interHDL with and into a wholly-owned subsidiary of Avant!, Artemis Merger Corporation, a California corporation ("Merger Sub"). The Merger was accomplished pursuant to the Agreement and Plan of Reorganization dated November 4, 1998, as amended on November 12, 1998, by and among Avant!, Merger Sub and interHDL (the "Plan of Reorganization").

          Upon the effective time of the Merger, (i) each share of interHDL preferred stock was converted into the right to receive approximately $4.07, or an aggregate of approximately $4,439,455.50, and (ii) each share of interHDL common stock and each then-vested and outstanding option to purchase shares of interHDL common stock was converted into the right to receive approximately $1.40 and approximately 0.1907 shares of Avant!'s common stock, or an aggregate of approximately $9,237,751.45 and approximately 1,256,005 shares of Avant!'s common stock. In addition, Avant! assumed all outstanding and unvested options to purchase interHDL common stock, and the assumed options remain outstanding as options to purchase shares of Avant!'s common stock, subject only to adjustments to maintain the economic equivalence of the assumed options on the basis of the exchange ratio in the Merger.

ITEM 7.   EXHIBITS

               EXHIBIT   DESCRIPTION
               2.1       Agreement and Plan of Reorganization dated November 4,
                         1998, as amended on November 12, 1998, among Avant!,
                         Merger Sub and interHDL.

               99.1 Press release dated November 13, 1998, announcing the effectiveness of the Merger

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                                      SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Avant! Corporation


Date:  November 19, 1998                /s/ David Stanley
                                        ----------------------------------------
                                        David Stanley
                                        General Counsel